Exhibit 99.1
Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO ADVANCES SHREDDER PLANS
WITH BUFFALO EXPANSION, YOUNGSTOWN RETOOLING

CRANFORD, NJ, April 4, 2011 – Metalico, Inc. (NYSE AMEX: MEA) has moved to the next phase of its strategy for growing the company’s network-wide shredding capacity by escalating plans for new equipment in Buffalo, New York while suspending shredding activity in Youngstown, Ohio as it upgrades that site.

In February the company announced the purchase of a 44-acre parcel, including a 177,500-square-foot building, in suburban Buffalo to house an 80” by 104” scrap metal shredder. After additional reviews of market opportunities, Metalico has determined to build a larger 96” x 104” shredder and to upgrade the facility’s contemplated downstream non-ferrous metals processing and recovery systems.

Separately, Metalico had been considering a potential relocation of its Division Street operations in Youngstown, Ohio and attendant facility improvements for more than a year. The company has elected to remain at its existing location permanently but will proceed with plans to overhaul and upgrade the Division Street location and the Warren, Ohio buying site in anticipation of potential expansion of its business activities in the Youngstown/Warren, Ohio market and surrounding areas. Contemplated improvements include regrading, paving, fencing, landscaping, and equipment upgrades.

As part of the Youngstown improvement plan, Metalico will shut down and dismantle its aging Youngstown shredder in early April. The Youngstown yard will continue to purchase shredder feedstock but will forward materials to Metalico’s Neville Island shredder in Pittsburgh until such time as Youngstown may restart its own shredding capability. The changes in Metalico’s flow of shreddable feedstock should have only a minor impact on the company’s suppliers.

The company does not expect a negative earnings impact from the shutdown of the shredder since it will eliminate certain operating costs and because most of the lost frag (shred) tons will be produced and replaced by the far more efficient Pittsburgh shredder. During the re-construction period, Metalico’s Youngstown yard will continue buying, processing and selling other ferrous and non-ferrous scrap metal products and will continue to serve its consumers as before.

The company will monitor and analyze market conditions to determine when and whether to build a new shredding plant in the Youngstown market.

For the Buffalo project, Metalico has retained Hammermills International of Tulsa, OK, a leading contractor in the shredder industry, to provide the complete design, fabrication, installation and commissioning of a 96” by 104” scrap metal shredder, powered by a 4,000 HP motor, and related downstream plant on a full turnkey contract basis.

Construction of the shredder is already under way, and work on the site on the border of the Town of Hamburg and Blasdell, New York has commenced. Items of equipment requiring long lead times have been ordered.

Metalico anticipates it will be shredding at the Buffalo site somewhere around October 1, 2011. The company plans to have 20,000 tons of feedstock on site when the shredder becomes operational.

Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “We’ve been targeting plans for internal growth for quite a while now, but the timing for our projects in Buffalo and Youngstown could not have been better as we continue to experience great momentum and robust activity in all sectors of our business.

“We are very optimistic that first quarter results will reflect an improving economy, strong commodity pricing environment and the significant benefits of our broadly diversified operations.”

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. Metalico operates twenty-six recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

Contact: Metalico, Inc.

Carlos E. Agüero
Michael J. Drury
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
FAX: (908) 497-1097
www.metalico.com

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